    As filed with the Securities and Exchange Commission on January 19, 2000
                                                 Registration No. 333-__________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ______________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ______________________

                         FLEXTRONICS INTERNATIONAL LTD.
             (Exact Name of Registrant as Specified in Its Charter)

           SINGAPORE                      0-23354              NOT APPLICABLE
  (State or Other Jurisdiction    (Commission file number)    (I.R.S. Employer
       of Incorporation)                                     Identification No.)

                             ______________________

                                 11 UBI ROAD 1
                      #07-01/02 MEIBAN INDUSTRIAL BUILDING
                                SINGAPORE 408723
                                  (65) 844-3366
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                             ______________________

                                MICHAEL E. MARKS
                             CHIEF EXECUTIVE OFFICER
                         FLEXTRONICS INTERNATIONAL LTD.
                                 11 UBI ROAD 1
                      #07-01/02 MEIBAN INDUSTRIAL BUILDING
                                SINGAPORE 408723
                                  (65) 844-3366
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                             ______________________

                                   Copies to:

                             David K. Michaels, Esq.
                                Tram T. Phi, Esq.
                               Fenwick & West LLP
                              Two Palo Alto Square
                           Palo Alto, California 94306

                             ______________________

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================
                                                PROPOSED             PROPOSED
TITLE OF EACH CLASS OF        AMOUNT TO         MAXIMUM               MAXIMUM             AMOUNT OF
      SECURITIES                 BE            AGGREGATE             AGGREGATE          REGISTRATION
   TO BE REGISTERED          REGISTERED    PRICE PER SHARE(1)     OFFERING PRICE(1)         FEE(2)
=====================================================================================================
Ordinary Shares, S$.01 par   4,839,872      $45.6875              $221,121,652         $58,376.12
  value per share
=====================================================================================================

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457. The price per share and aggregate offering price are based upon the average of the high and low prices for Registrant's ordinary shares on January 14, 2000, as reported on the Nasdaq National Market pursuant to Rule 457(c).

(2) 1,859,800 of the ordinary shares to which this Registration Statement relates were part of, and included in, the ordinary shares of the Registrant previously registered on Form S-3, Registration No. 333-65659, for which a filing fee was previously paid in the amount of $7,705.21. 93,800 of the ordinary shares to which this Registration Statement relates were part of, and included in, the ordinary shares of the Registrant previously registered on Form S-3, Registration No. 333-77515, for which a filing fee was previously paid in the amount of $630.72. 2,379,284 of the ordinary shares to which this Registration Statement relates were part of, and included in, the ordinary shares of the Registrant previously registered on Form S-3, Registration No. 333-87601, for which a filing fee was previously paid in the amount of $38,921.70. Accordingly, an additional filing fee of $11,118.49 is payable in connection with the Registration Statement.

     Pursuant to Rule 429 promulgated under the Securities Act of 1933, as amended, the Prospectus which constitutes part of this Registration Statement is a combined prospectus and also relates to 1,859,800 of the Registrant's ordinary shares previously registered on Form S-3, Registration No. 333-65659, 93,800 of the Registrant's ordinary shares previously registered on Form S-3, Registration No. 333-77515, and 2,379,284 of the Registrant's ordinary shares previously registered on Form S-3, Registration No. 333-87601. This Registration Statement also constitutes Post-Effective Amendment No. 4 to Registration Statement No. 333-65659, Post-Effective Amendment No. 2 to Registration Statement No. 333-77515 and Post-Effective Amendment No. 1 to Registration Statement No. 333-87601. Such Post-Effective Amendments shall become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS

                         FLEXTRONICS INTERNATIONAL LTD.
                         Up To 4,839,872 Ordinary Shares

                             ______________________

      The 4,839,872 ordinary shares covered by this prospectus were previously issued by Flextronics in its acquisitions of Neutronics Electronic Industries Holding AG, Energipilot AB, Kyrel EMS Oy, Summit Manufacturing Inc., Circuit Board Assemblers, Inc. and EMC International, Inc. These ordinary shares may be offered and sold over time by the shareholders named in this prospectus under the heading "Selling Shareholders," by their pledgees or donees, or by other transferees that receive the ordinary shares in transfers other than public sales.

      The selling shareholders may sell their Flextronics shares in the open market at prevailing market prices, or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling shareholders, and this compensation might be in excess of the compensation customary in the type of transaction involved. See "Plan of Distribution."

      We will not receive any of the proceeds from the sale of these shares.

      The ordinary shares are quoted on the Nasdaq National Market under the symbol "FLEX." On January 18, 2000, the closing sale price of the ordinary shares was $44.75 per share.

                             ______________________

      THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                             ______________________

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                The date of this prospectus is January ___, 2000.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Where You Can Find More Information......................................... 2
Forward Looking Statements.................................................. 3
The Company................................................................. 3
Enforcement of Civil Liabilities ........................................... 3
Risk Factors................................................................ 3
Use of Proceeds............................................................. 9
Selling Shareholders........................................................ 9
Plan of Distribution........................................................ 11
Legal Matters............................................................... 11

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's website at "http://www.sec.gov."

      The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

      - our Annual Report on Form 10-K for the fiscal year ended March 31, 1999;

      - our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 25, 1999 and September 24, 1999;

      - our Current Reports on Form 8-K filed with the Commission on October 29, 1999, December 6, 1999 and December 23, 1999; and

      - the description of our ordinary shares contained in our Registration Statement on Form 8-A dated January 31, 1994.

      You may request a copy of these filings, at no cost, by writing or telephoning us at:

                         Flextronics International Ltd.
                                2245 Lundy Drive
                           San Jose, California 95131
                         Attention: Laurette F. Slawson
                  Treasurer and Director of Investor Relations
                            Telephone: (408) 428-1300

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement, other than any information superseded by a later document filed with the SEC and incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders may not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                           FORWARD LOOKING STATEMENTS

      This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking. In particular, the statements herein regarding industry prospects and our future results of operations or financial position are forward-looking statements. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results may differ significantly from our expectations. The section entitled "Risk Factors" that appears in our Annual Report on Form 10-K for the year ended March 31, 1999 describe some, but not all, of the factors that could cause these differences.

                                   THE COMPANY

      Flextronics is a leading provider of advanced electronics manufacturing services to original equipment manufacturers, or OEMs, primarily in the telecommunications and networking, consumer electronics and computer industries. We provide a wide range of integrated services, from initial product design to volume production and fulfillment. Our manufacturing services range from printed circuit board fabrication and assembly to complete product assembly and test. We believe that we have developed particular strengths in advanced interconnect, miniaturization and packaging technologies, and in the engineering and manufacturing of wireless communications products employing radio frequency technology. In addition, we provide advanced engineering services, including product design, PCB layout, quick-turn prototyping and test development. Throughout the production process, we offer logistics services, such as materials procurement, inventory management, packaging and distribution. Our principal executive offices are located at 11 Ubi Road 1, #07-01/02 Meiban Industrial Building, Singapore 408723 and our telephone number is (65) 844-3366.

                        ENFORCEMENT OF CIVIL LIABILITIES

      We are incorporated in Singapore under the Companies Act. Some of our directors and executive officers reside in Singapore. All or a substantial portion of the assets of such persons, and a substantial portion of our assets, are located outside the United States. As a result, it may not be possible for persons purchasing ordinary shares to effect service of process within the United States upon such persons or Flextronics or to enforce against them, in the United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Singapore legal advisors, Allen & Gledhill, that there is doubt as to the enforceability in Singapore, either in original actions or in actions for the enforcement of judgments of United States courts, of civil liabilities predicated upon the federal securities laws of the United States.

                                  RISK FACTORS

      You should carefully consider the following factors as well as the other information contained or incorporated by reference in this prospectus before deciding to invest in our ordinary shares. These factors could cause our future results to differ materially from those expressed or implied in forward-looking statements made by us.

IF WE DO NOT MANAGE EFFECTIVELY THE EXPANSION OF OUR OPERATIONS, OUR BUSINESS MAY BE HARMED.

      We have grown rapidly in recent periods, and this growth may not continue. Internal growth will require us to develop new customer relationships and expand existing ones, improve our operational and information systems and further expand our manufacturing capacity. We plan to increase our manufacturing capacity by expanding our facilities and by adding new equipment. This expansion involves significant risks. For example:

      - we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

      - we may not efficiently and effectively integrate new operations, expand existing ones and manage geographically dispersed operations;

      -  we may incur cost overruns;

      - we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could adversely affect our growth and our ability to meet customers' delivery schedules; and

      - we may not be able to obtain funds for this expansion, and we may not be able to obtain loans or operating leases with attractive terms.

      In addition, we expect to incur new fixed operating expenses associated with our expansion efforts, including substantial increases in depreciation expense and rental expense, that will increase our cost of sales. If our revenues do not increase sufficiently to offset these expenses, our operating results would be adversely affected. Our expansion, both through acquisitions and internal growth, has contributed to our incurring significant accounting charges and experiencing volatility in our operating results and may continue to do so in the future.

WE MAY ENCOUNTER DIFFICULTIES WITH ACQUISITIONS, WHICH COULD HARM OUR BUSINESS.

      We have completed a number of acquisitions of businesses and facilities and expect to continue to pursue growth through acquisitions in the future. Acquisitions involve a number of risks and challenges, including:

      -  diversion of management's attention;

      -  the need to integrate acquired operations;

      - potential loss of key employees and customers of the acquired companies;

      - lack of experience operating in the geographic market of the acquired business; and

      -  an increase in our expenses and working capital requirements.

      To integrate acquired operations, we must implement our management information systems and operating systems and assimilate and manage the personnel of the acquired operations. The difficulties of this integration may be further complicated by geographic distances. The integration of acquired businesses may not be successful and could result in disruption to other parts of our business.

      Any of these and other factors could adversely affect our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of an acquisition. Furthermore, any future acquisitions may require additional debt or equity financing, which could increase our leverage or be dilutive to our existing shareholders. No assurance can be given that we will consummate any acquisitions in the future.

WE HAVE NEW CUSTOMER RELATIONSHIPS FROM WHICH WE ARE NOT YET RECEIVING SIGNIFICANT REVENUES, AND ORDERS FROM THESE CUSTOMERS MAY NOT REACH ANTICIPATED LEVELS.

      We have recently announced major new customer relationships from which we anticipate significant future sales. However, similar to our other customer relationships, there are no volume purchase commitments under these new programs, and the revenues we actually achieve may not meet our expectations. In anticipation of future activities under these programs, we are incurring substantial expenses as we add personnel and manufacturing capacity and procure materials. Our operating results will be adversely affected if sales do not develop to the extent and within the time frame that we anticipate.

OUR CUSTOMER REQUIREMENTS AND OPERATING RESULTS VARY SIGNIFICANTLY.

      Electronics manufacturing service providers must provide increasingly rapid product turnaround for their customers. We generally do not obtain firm, long-term purchase commitments from our customers, and we continue to experience reduced lead times in customer orders. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would adversely affect our results of operations.

        In addition to the variable nature of our operating results due to the short-term nature of our customers' commitments, other factors may contribute to significant fluctuations in our results of operations. These factors include:

      -  the timing of customer orders;

      -  the volume of these orders relative to our capacity;

      -  market acceptance of customers' new products;

      -  changes in demand for customers' products and product obsolescence;

      -  the timing of our expenditures in anticipation of future orders;

      -  our effectiveness in managing manufacturing processes;

      -  changes in the cost and availability of labor and components;

      -  changes in our product mix;

      -  changes in economic conditions;

      - local factors and events that may affect our production volume, such as local holidays; and

      -  seasonality in customers' product requirements.

      One of our significant end-markets is the consumer electronics market. This market exhibits particular strength towards the end of the year in connection with the holiday season. As a result, we have experienced relative strength in revenues in our third fiscal quarter.

      We make significant decisions, including the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately future customer requirements. On occasion, customers may require rapid increases in production, which can stress our resources and reduce margins. Although we have increased our manufacturing capacity and plan further increases, we may not have sufficient capacity at any given time to meet our customers' demands. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand can adversely affect our gross margins and operating income.

A MAJORITY OF OUR SALES COMES FROM A SMALL NUMBER OF CUSTOMERS; IF WE LOSE ANY OF THESE CUSTOMERS, OUR SALES COULD DECLINE SIGNIFICANTLY.

      Sales to our five largest customers have represented a majority of our net sales in recent periods. Our five largest customers accounted for approximately 54% of consolidated net sales in the six months ended September 24, 1999, and 59% in fiscal 1999. Our largest customers during fiscal 1999 were Philips, Ericsson and Cisco, accounting for approximately 16%, 15% and 11% of consolidated net sales, respectively. The identity of our principal customers has varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, would have a material and adverse effect on us. We may not be able to replace expired, canceled, or reduced contracts with new business in a timely manner. See "-- Our customer requirements and operating results vary significantly."

WE DEPEND ON THE ELECTRONICS INDUSTRY WHICH CONTINUALLY PRODUCES TECHNOLOGICALLY ADVANCED PRODUCTS WITH SHORT LIFE CYCLES; OUR INABILITY TO CONTINUALLY MANUFACTURE SUCH PRODUCTS ON A COST-EFFECTIVE BASIS WOULD HARM OUR BUSINESS.

      Factors affecting the electronics industry in general could have a material adverse effect on our customers and, as a result, on us. These factors include:

      - the inability of our customers to adapt to rapidly changing technology and evolving industry standards, which results in short product life cycles;

      - the inability of our customers to develop and market their products, some of which are new and untested. If customers' products become obsolete or fail to gain widespread commercial acceptance, our business may be materially and adversely affected; and

      -  recessionary periods in our customers' markets.

THERE MAY BE SHORTAGES OF REQUIRED ELECTRONIC COMPONENTS.

      A substantial majority of our net sales are derived from turnkey manufacturing in which we are responsible for procuring materials, which typically results in our bearing the risk of component price changes. Accordingly, certain component price changes could adversely affect our operating results. At various times, there have been shortages of some of the electronic components that we use, and suppliers of some components have lacked sufficient capacity to meet the demand for such components. In recent months, component shortages have become more prevalent in our industry. In some cases, supply shortages could curtail production of products using a particular component and could result in manufacturing and shipping delays.

OUR INDUSTRY IS EXTREMELY COMPETITIVE.

      The electronics manufacturing services industry is extremely competitive and includes hundreds of companies, several of which have achieved substantial market share. Current and prospective customers also evaluate our capabilities against the merits of internal production. Some of our competitors, including Solectron and SCI Systems, have substantially greater market shares than us, and substantially greater manufacturing, financial, research and development and marketing resources. In recent years, many participants in the industry, including us, have substantially expanded their manufacturing capacity. If overall demand for electronics manufacturing services should decrease, this increased capacity could result in substantial pricing pressures, which could adversely affect our operating results.

WE ARE SUBJECT TO THE RISK OF INCREASED TAXES.

      We have structured our operations in a manner designed to maximize income in countries where tax incentives have been extended to encourage foreign investment or where income tax rates are low. Our taxes could increase if these tax incentives are not renewed upon expiration or tax rates applicable to us are increased. Substantially all of the products manufactured by our Asian subsidiaries are sold to customers based in North America and Europe. We believe that profits from our Asian operations are not sufficiently connected to jurisdictions in North America or Europe to give rise to income taxation there. However, tax authorities in jurisdictions in North America and Europe could challenge the manner in which profits are allocated among our subsidiaries, and we may not prevail in any such challenge. If the profits recognized by our subsidiaries in jurisdictions where taxes are lower became subject to income taxes in other jurisdictions, our worldwide effective tax rate could increase.

WE CONDUCT OPERATIONS IN A NUMBER OF COUNTRIES AND ARE SUBJECT TO RISKS OF INTERNATIONAL OPERATIONS.

      The geographical distances between Asia, the Americas and Europe create a number of logistical and communications challenges. Our manufacturing operations are located in a number of countries, including Austria, Brazil, China, Finland, France, Hungary, Italy, Malaysia, Mexico, Sweden, the United Kingdom and the United States. As a result, we are affected by economic and political conditions in those countries, including:

      -  fluctuations in the value of currencies;

      -  changes in labor conditions;

      -  longer payment cycles;

      -  greater difficulty in collecting accounts receivable;

      -  burdens and costs of compliance with a variety of foreign laws;

      -  political and economic instability;

      -  increases in duties and taxation;

      - imposition of restrictions on currency conversion or the transfer of funds;

      -  limitations on imports or exports;

      -  expropriation of private enterprises; and

      - reversal of the current policies, including favorable tax and lending policies, encouraging foreign investment or foreign trade by our host countries.

      The attractiveness of our services to our U.S. customers can be affected by changes in U.S. trade policies, such as "most favored nation" status and trade preferences for certain Asian nations. In addition, some countries in which we operate, such as Brazil, Mexico and Malaysia, have experienced periods of slow or negative growth, high inflation, significant currency devaluations and limited availability of foreign exchange. Furthermore, in countries such as Mexico and China, governmental authorities exercise significant influence over many aspects of the economy, and their actions could have a significant effect on us. Finally, we could be adversely affected by inadequate infrastructure, including lack of adequate power and water supplies, transportation, raw materials and parts in countries in which we operate.

      Risks Relating to China. Under its current leadership, the Chinese government has been pursuing economic reform policies. However, the Chinese government may not continue to pursue these policies, and these policies may not be successful even if pursued. In addition, China does not have a comprehensive and highly developed system of laws, and enforcement of laws and contracts is uncertain. The United States annually reconsiders the renewal of most favored nation trading status of China. China's loss of most favored nation status could adversely affect us by increasing the cost to U.S. customers of products manufactured by us in China.

      Risks Relating to Mexico. The Mexican government exercises significant influence over many aspects of the Mexican economy and its action could have a significant effect on private sector entities in general and us in particular.

      Risks Relating to Hungary. Hungary has undergone significant political and economic change in recent years. Political, economic, social and other developments, and changes in laws could have a material and adverse effect on our business. Annual inflation and interest rates in Hungary have historically been much higher than those in Western Europe. Exchange rate policies have not always allowed for the free conversion of currencies at the market rate. Laws and regulations in Hungary have been, and continue to be, substantially revised during its transition to a market economy. As a result, laws and regulations may be applied inconsistently. Also in some circumstances, it may not be possible to obtain the legal remedies provided for under those laws and regulations in a reasonably timely manner, if at all.

      Risks Relating to Brazil. During the past several years, the Brazilian economy has been affected by significant intervention by the Brazilian government. The Brazilian government has changed monetary, credit, tariff and other policies to influence the course of Brazil's economy. The Brazilian government's actions to control inflation and effect other policies have often involved wage, price and exchange controls as well as other measures such as freezing bank accounts and imposing capital controls.

WE ARE SUBJECT TO RISKS OF CURRENCY FLUCTUATIONS.

      A significant portion of our business is conducted in the Swedish kronor, European euro and Brazilian real. In addition, some of our costs, such as payroll and rent, are denominated in currencies such as the Singapore dollar, the Hong Kong dollar, the Malaysian ringgit, the Hungarian forint, the Mexican peso and the British pound, as well as the kronor, the euro and the real. In recent years, the Hungarian forint, Brazilian real and Mexican peso have experienced significant devaluations, and in January 1999 the Brazilian real experienced further significant devaluations. Changes in exchange rates between these and other currencies and the U.S. dollar will affect our cost of sales and operating margins. We cannot predict the impact of future exchange rate fluctuations. We use financial instruments, primarily forward purchase contracts, to hedge Japanese yen, European euro, U.S. dollar and other foreign currency commitments arising from trade accounts payable and fixed purchase obligations. Because we hedge only fixed obligations, we do not expect that these hedging activities will have a material effect on our results of operations or cash flows. However, our hedging activities may be unsuccessful, and we may change or reduce our hedging activities in the future.

WE DEPEND ON OUR KEY PERSONNEL.

      Our success depends to a large extent upon the continued services of our key executives and skilled personnel. Generally our employees are not bound by employment or non-competition agreements, and there can be no assurance that we will retain our officers and key employees. We could be materially and adversely affected by the loss of key personnel.

WE ARE SUBJECT TO RISKS FROM THE YEAR 2000 ISSUE.

      The Year 2000 computer issue refers to a condition in computer software where a two digit field rather than a four digit field is used to distinguish a calendar year. Unless corrected, some computer programs could be unable to function on January 1, 2000, and thereafter until corrected, as they will be unable to distinguish the correct date. Such an uncorrected condition could significantly interfere with the conduct of our business, could result in disruption of our operations, and could subject it to potentially significant legal liabilities.

      We are primarily addressing the Year 2000 issue concerning enterprise wide applications by replacing our management information system with a new enterprise management information system that is designed to provide enhanced functionality. We have been advised that our new enterprise management information system is Year 2000 compliant. However, we cannot provide assurances that the new system will be Year 2000 compliant. We currently have implemented this new information system in a majority of our facilities in Asia, Central Europe,

Western Europe and the Americas. We are currently evaluating the implementation of this new management information system at the facilities that we have recently acquired in Finland, France and Sweden. The new system will significantly affect many aspects of our business, including our manufacturing, sales and marketing and accounting functions. The successful implementation of this system is important to our future growth.

      Our business operations utilize electronic commerce systems and electronic data interchanges with suppliers and customers to implement a variety of supply chain management programs. While we are actively seeking assurances of Year 2000 compliance from our suppliers and customers, the failure by any one of these third parties to address Year 2000 issues could result in our temporary inability to process these supply chain management programs with such third parties, and this inability could have a material and adverse impact on our business and results of operations. In addition, we would be harmed if Year 2000 compliance issues resulted in serious disruptions in the operations of our customers and suppliers.

      We have facilities located in numerous countries throughout the world, and these facilities depend on the local infrastructure for power, telecommunications, transportation and other services. If Year 2000 issues cause disruptions in these fundamental services, our ability to conduct our operations could be seriously impaired. The Year 2000 issue also could affect our infrastructure and production lines.

WE ARE SUBJECT TO ENVIRONMENTAL COMPLIANCE RISKS.

      We are subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals. Although we believe that our facilities are currently in material compliance with applicable environmental laws, violations could occur. The costs and penalties that could result from a violation of environmental laws could materially and adversely affect us.

THE MARKET PRICE OF THE ORDINARY SHARES IS VOLATILE.

      The stock market in recent years has experienced significant price and volume fluctuations that have affected the market prices of technology companies. These fluctuations have often been unrelated to or disproportionately impacted by the operating performance of these companies. The market for our ordinary shares may be subject to similar fluctuations. Factors such as fluctuations in our operating results, announcements of technological innovations or events affecting other companies in the electronics industry, currency fluctuations and general market conditions may have a significant effect on the market price of our ordinary shares.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of shares by the selling shareholders.

                              SELLING SHAREHOLDERS

      The following table sets forth certain information regarding the shares beneficially owned by the selling shareholders named below as of January 15, 2000, the shares that may be offered and sold from time to time by the selling shareholders pursuant to this prospectus, assuming each selling shareholder sells all of the ordinary shares offered in this prospectus, and the nature of any position, office or other material relationship which each selling shareholder has had with Flextronics. The selling shareholders named below, together with any pledgee or donee of any named shareholders, and any person who may purchase shares offered hereby from any named shareholders in a private transaction in which they are assigned the shareholders' rights to registration of their shares, are referred to in this prospectus as the "selling shareholders."

      Except as indicated below, the shares that may be offered and sold pursuant to this prospectus represent all of the shares beneficially owned by each named selling shareholder as of January 15, 2000. All of these shares were acquired by the selling shareholders in connection with our acquisitions of Neutronics, Energipilot, Kyrel, Summit, Circuit Board Assemblers and EMC. Because the selling shareholders may offer from time to time all or some of their shares under this prospectus, no assurances can be given as to the actual number of shares that will be sold by any selling shareholder or that will be held by the selling shareholder after completion of the sales.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that consider shares to be beneficially owned by any person who has voting or investment power with respect to the shares. Ordinary shares subject to options that are currently exercisable or exercisable within 60 days after January 15, 2000 are considered to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of a person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based upon 115,020,109 outstanding ordinary shares as of January 15, 2000.


                                Shares Beneficially Owned                 Shares Beneficially
                                  Prior to the Offering       Share     Owned After the Offering
                                -------------------------     Being     ------------------------
Name                              Number        Percent      Offered       Number       Percent
----                              ------        -------      -------       ------       -------

Hui Shing Leong (1)             4,066,900                  1,737,800    2,329,100       3.5

Seppo Parhankangas (2)          2,379,284                  2,379,284         --           --

Blue Ridge Investors              141,430          *         141,430         --           --
Limited Partnership (3)

Richard Pfaffstaller (4)          115,933          *          97,600       18,333         *

Thomas G. Albright (5)            114,480          *         114,480         --           --

Susan Albright (6)                111,802          *         111,802         --           --

Walter Mayrhofer (7)              102,000          *         102,000         --           --

Dale Albright (8)                  35,066          *          35,066         --           --

Donald R. Albright (9)             25,556          *          25,556         --           --

Jeffrey Huckabone (10)             25,556          *          25,556         --           --

Bluegumm, LLC                      22,778          *          22,778         --           --

Bo Sjunnesson (11)                 20,000          *          20,000         --           --

E.C. Sykes (12)                    13,260          *          13,260         --           --

Dean Albright (13)                 13,260          *          13,260         --           --

---------------
* Less than 1%.

(1) Mr. Hui Shing Leong is a director of Flextronics, and was a director and shareholder of Neutronics until its acquisition by Flextronics. Includes to 2,257,600 shares held by Great Empire Limited, an entity affiliated with Mr. Hui. Shares beneficially owned by Mr. Hui include 71,500 shares subject to options exercisable within 60 days after January 15, 2000 held by Mr. Hui.

(2) Mr. Seppo Parhankangas was a director, officer and sole shareholder of Kyrel until its acquisition by Flextronics.

(3) Blue Ridge Investors Limited Partnership was a shareholder of Circuit Board Assemblers prior to its acquisition by Flextronics.

(4) Mr. Richard Pfaffstaller is an officer of a subsidiary of Flextronics and was a director, officer and shareholder of Neutronics until its acquisition by Flextronics. Shares beneficially owned by Mr. Pfaffstaller include 18,333 shares subject to options exercisable within 60 days after January 1, 2000 held by Mr. Pfaffstaller.

(5) Mr. Thomas Albright was a shareholder of Circuit Board Assemblers and EMC prior to their acquisition by Flextronics.

(6) Ms. Susan Albright was a shareholder of Circuit Board Assemblers prior to its acquisition by Flextronics.

(7) Mr. Walter Mayrhofer is an officer of a subsidiary of Flextronics and was a director, officer and shareholder of Neutronics until its acquisition by Flextronics.

(8) Mr. Dale Albright was a shareholder of EMC prior to its acquisition by Flextronics.

(9) Mr. Donald Albright was a shareholder of Summit Manufacturing prior to its acquisition by Flextronics.

(10) Mr. Jeffrey Huckabone was a shareholder of Summit Manufacturing prior to its acquisition by Flextronics.

(11) Mr. Bo Sjunnesson is an officer of a subsidiary of Flextronics, and was a director, officer and sole shareholder of Energipilot prior to its acquisition by Flextronics.

(12) Mr. E.C. Sykes was a shareholder of Circuit Board Assemblers prior to its acquisition by Flextronics.

(13) Mr. Dean Albright was a shareholder of Circuit Board Assemblers prior to its acquisition by Flextronics.


                              PLAN OF DISTRIBUTION

      The selling shareholders may sell or distribute some or all of the shares from time to time through underwriters, dealers, brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses, block transactions or short sales) on Nasdaq, in privately negotiated transactions (including sales pursuant to pledges or short sales) or in the over-the-counter market, or in a combination of these transactions. These transactions may be effected by the selling shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling shareholders (and, if they act as agent for the purchaser of the shares, from such purchaser). The discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This prospectus also may be used, with Flextronics' consent, by donees or pledgees of the selling shareholders, or by other persons acquiring shares and who wish to offer and sell shares under circumstances requiring or making desirable its use.

      The selling shareholders and any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither Flextronics nor the selling shareholders can presently estimate the amount of such compensation.

      We will pay substantially all of the expenses incident to this offering of the shares by the selling shareholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities arising under the Securities Act, in connection with the offer and sale of the shares, and selling shareholders may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      In order to comply with certain states' securities laws, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

      The shares were originally issued to former shareholders of Neutronics, Energipilot, Kyrel, Summit, Circuit Board Assemblers and EMC in connection with the acquisitions of these companies pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof.

                                  LEGAL MATTERS

      The validity of the securities offered hereby has been passed upon for us by Allen & Gledhill, Singapore.

                             ______________________

                                   PROSPECTUS
                             ______________________






                                January ___, 2000

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

      The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

      SEC Registration Fee.......................  $58,376.12
      Printing and engraving expenses............    7,500.00
      Legal expenses.............................   20,000.00
      Blue Sky expenses..........................    5,000.00
      Accounting fees and expenses...............   15,000.00
      Miscellaneous..............................    1,623.88
                                                  -----------
        Total.................................... $107,500.00

ITEM 15. Indemnification of Directors and Officers.

      As permitted by the laws of Singapore, the Articles of Association of the Company provide that, subject to the Companies Act, the Company's directors and officers will be indemnified by the Company against any liability incurred by them in the execution and discharge of their duties or in relation thereto, including any liability in defending any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted as an officer, director or employee of the Company and in which judgment is given in their favor or the proceeding is otherwise disposed of without a finding or admission of any material breach of duty, or in which they are acquitted or in connection with any application under any statute for relief from liability in respect thereof in which relief is granted by the court. Directors and officers may not be indemnified by the Company for acts, receipts, neglects or defaults; joining in any receipt or other act for conformity; any loss or expense happening to Flextronics through the insufficiency or deficiency of title to any property acquired by Flextronics or the insufficiency or deficiency of any security upon which any moneys of Flextronics are invested or for any loss or damage arising from the bankruptcy, insolvency or tortuous act of any person whom any moneys, securities or effects are deposited; or any other loss or misfortune which happens in the execution of their duties.

      The Companies Act renders void any provision for indemnifying a company's directors or officers against liability which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the company. However, a company is not prohibited from purchasing and maintaining insurance against any such liability except where the liability arises out of conduct involving dishonesty or a willful breach of duty; or indemnifying a director or officer against any liability incurred in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application in relation to liability in which relief is granted to him by the court.

      The Company has entered into indemnification agreements with its officers and directors. These indemnification agreements provide Flextronics' officers and directors with indemnification to the maximum extent permitted by the Companies Act.

ITEM 16. Exhibits.

EXHIBIT
NUMBER      EXHIBIT TITLE
------      -------------
2.1         Asset Transfer Agreement between Ericsson Business Networks AB and
            Flextronics International Sweden AB dated as February 12, 1997.
            Certain schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the
            Commission upon request. (Incorporated by reference to Exhibit 2.6 of the Registrant's Registration Statement on Form S-3, No.
            333-21715.)

2.2         Exchange Agreement dated October 19, 1997 by and among the
            Registrant, Neutronics Electronic Industries Holding A.G. and the named shareholders of Neutronics Electronic Industries Holding A.G.
            (Incorporated by reference to Exhibit 2 of the Registrant's Current
            Report on Form 8-K for event reported on October 30, 1997.)

2.3         Exchange Agreement dated as of June 11, 1999 among the Registrant,
            Flextronics Holding Finland Oyj and Seppo Parhankangas.
            (Incorporated by reference to Exhibit 2.3 of the Registrant's Annual
            Report on Form 10-K for the fiscal year ended March 31, 1999.)

2.4 Agreement and Plan of Merger dated as of November 22, 1999 among the Registrant, Slalom Acquisition Corp. and The DII Group, Inc. Certain schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request. (Incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K for the event reported on December 6, 1999.)


4.1 Indenture dated as of October 15, 1997 between the Registrant and State Street Bank and Trust Company of California, N.A., as trustee.
            (Incorporated by reference to Exhibit 10.1 of the Registrant's
            Current Report on Form 8-K for event reported on October 15, 1997.)

5.1 Opinion and Consent of Allen & Gledhill with respect to the ordinary shares being registered.

23.1        Consent of Arthur Andersen LLP.

23.2        Consent of Moore Stephens.

23.3        Consent of Allen & Gledhill (included in Exhibit 5.1).

24.1 Power of Attorney (included in the signature page of this Registration Statement).

27.1 Financial Data Schedule. (Incorporated by reference to Exhibit 27.1 of the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1999.)

ITEM 17. UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
            Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, State of California on this 19th day of January, 2000.

                                          FLEXTRONICS INTERNATIONAL LTD.

                                          By:  /s/ Michael E. Marks
                                             -----------------------------------
                                               Michael E. Marks

                                POWER OF ATTORNEY

      KNOW ALL PERSON BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Michael E. Marks and Robert R.B. Dykes, and each of them, attorneys-in-fact for the undersigned, each with the power of substitution, for the undersigned in any and all capacities, to sign any amendments (including post-effective amendments) to the Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.

Signature                                          Title                            Date
---------                                          -----                            ----
/s/ Michael E. Marks                Chairman of the Board and Chief Executive   January 19, 2000
-----------------------------       Officer (principal executive officer)
Michael E. Marks

                                    Director
-----------------------------
Tsui Sung Lam

/s/ Robert R.B. Dykes               President, Systems Group and Chief          January 19, 2000
-----------------------------       Financial Officer (principal financial
Robert R.B. Dykes                   and accounting officer)

/s/ Michael J. Moritz               Director                                    January 19, 2000
-----------------------------
Michael J. Moritz

/s/ Richard L. Sharp                Director                                    January 19, 2000
-----------------------------
Richard L. Sharp

                                    Director
-----------------------------
Patrick Foley

/s/ Alain Ahkong                    Director                                    January 19, 2000
-----------------------------
Alain Ahkong

/s/ Hui Shing Leong                 Director                                    January 19, 2000
-----------------------------
Hui Shing Leong

                                  EXHIBIT INDEX

EXHIBIT
NUMBER      EXHIBIT TITLE
------      -------------
2.1         Asset Transfer Agreement between Ericsson Business Networks AB and
            Flextronics International Sweden AB dated as February 12, 1997.
            Certain schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the
            Commission upon request. (Incorporated by reference to Exhibit 2.6 of the Registrant's Registration Statement on Form S-3, No.
            333-21715.)

2.2         Exchange Agreement dated October 19, 1997 by and among the
            Registrant, Neutronics Electronic Industries Holding A.G. and the named shareholders of Neutronics Electronic Industries Holding A.G.
            (Incorporated by reference to Exhibit 2 of the Registrant's Current
            Report on Form 8-K for event reported on October 30, 1997.)

2.3         Exchange Agreement dated as of June 11, 1999 among the Registrant,
            Flextronics Holding Finland Oyj and Seppo Parhankangas.
            (Incorporated by reference to Exhibit 2.3 of the Registrant's Annual
            Report on Form 10-K for the fiscal year ended March 31, 1999.)

2.4 Agreement and Plan of Merger dated as of November 22, 1999 among the Registrant, Slalom Acquisition Corp. and The DII Group, Inc. Certain schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request. (Incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K for the event reported on December 6, 1999.)

4.1 Indenture dated as of October 15, 1997 between the Registrant and State Street Bank and Trust Company of California, N.A., as trustee.
            (Incorporated by reference to Exhibit 10.1 of the Registrant's
            Current Report on Form 8-K for event reported on October 15, 1997.)

5.1 Opinion and Consent of Allen & Gledhill with respect to the ordinary shares being registered.

23.1        Consent of Arthur Andersen LLP.

23.2        Consent of Moore Stephens.

23.3        Consent of Allen & Gledhill (included in Exhibit 5.1).

24.1 Power of Attorney (included in the signature page of this Registration Statement).

27.1 Financial Data Schedule. (Incorporated by reference to Exhibit 27.1 of the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1999.)